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EXHIBIT 23.1

ERNST & YOUNG


CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on March 28, 1997 pertaining to the shares issued in connection with the acquisition of CBT Systems Benelux, B.V. and the Registration Statements on Forms S-8 (Nos. 33-9430, 333-504 and 333-06409) pertaining to the CBT Group PLC (the "Company") 1995 Employee Share Purchase Plan, 1990 Share Option Scheme and 1994 Share Option Plan, and the Personal Training Systems, Inc. 1991 Stock Plan, of our reports dated January 20, 1997, with respect to the consolidated financial statements and schedule included in this Annual Report on Form 10-K for the year ended December 31, 1996.


/s/ ERNST & YOUNG
Ernst & Young
Chartered Accountants

Dublin, Ireland
January 20, 1997